Exhibit 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”) is entered into as of December 5, 2022 (the “Effective Date”), by and among Concord Acquisition Corp, a Delaware corporation (“Concord”), Circle Internet Finance Public Limited Company (formerly known as Circle Acquisition Public Limited Company), a public company limited by shares incorporated in Ireland ( “Topco”), Topco (Ireland) Merger Sub Inc., a Delaware corporation (“Merger Sub”), Circle Internet Financial Limited, a company limited by shares incorporated in Ireland (the “Company”), and, solely for purposes of Sections 4 and 5 hereof, Concord Sponsor Group LLC, a Delaware limited liability company (“Concord Sponsor”), and CA Co-Investment LLC, a Delaware limited liability company (“Cowen Investments” and collectively with Concord Sponsor, “Sponsor”). Concord, Topco, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used but not defined in this Termination Agreement shall have the meanings ascribed to them in the Transaction Agreement (as defined below).

RECITALS

WHEREAS, the Parties are party to that certain Transaction Agreement, dated as of February 16, 2022 (the “Transaction Agreement”);

WHEREAS, despite the Parties’ efforts, as of the date hereof the Parties have been unable to cause the SEC to declare the Registration Statement / Proxy Statement effective;

WHEREAS, as a result, the Transactions are not capable of being consummated by the 24-month anniversary of Concord’s initial public offering and Concord will be required, pursuant to the terms of the Concord Organizational Documents, to redeem (the “Redemption”) the outstanding shares of Concord Class A Common Stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding shares of Concord Class A Common Stock, which Redemption will completely extinguish rights of the holders of Concord Class A Common Stock (including the right to receive further liquidating distributions, if any), subject to applicable law, and as promptly as reasonably possible following such Redemption, subject to the approval of Concord’s remaining stockholders and the Concord Board in accordance with applicable law, liquidate and dissolve, subject in each case to Concord’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law;

WHEREAS, pursuant to Section 11.01(a) of the Transaction Agreement, the Transaction Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Scheme Effective Time, by mutual written consent of Concord and the Company;

WHEREAS, the Parties desire to terminate the Transaction Agreement and abandon the Transactions as set forth herein and in accordance with Section 11.01(a) of the Transaction Agreement; and

WHEREAS, in connection with the termination of the Transaction Agreement, the Parties wish to provide for a mutual release of claims, and Topco, the Company and Merger Sub desire to receive a release of claims by Sponsor, as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Termination Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Termination of Transaction Agreement. In accordance with Sections 11.01(a), and 11.02 of the Transaction Agreement and subject to the terms and provisions of this Termination Agreement, the Transaction Agreement shall be terminated by this mutual written consent of the Parties effective as of the Effective Date. As of the Effective Date, all Parties’ right, title, and interest in the Transaction Agreement will terminate and be of no further legal force or effect, except that, notwithstanding anything to the contrary contained in the Transaction Agreement, the Confidentiality Agreement, or any of the Transaction Documents, the terms set forth in Section 9.03(b) (Confidentiality), Section 11.02 (Effect of Termination), Section 11.03(a) and (c) (Expenses), Article XII (General Provisions) (other than Section 12.02 Nonsurvival of Representations, Warranties and Covenants) and any corresponding definitions set forth in Article I of the Transaction Agreement, and no others, shall survive the termination of the Transaction Agreement and remain in full force and effect. The Parties further acknowledge and agree that, as of the Effective Date and by virtue of the termination of the Transaction Agreement hereby, each of the Ancillary Agreements shall terminate in accordance with their terms.

2. Expenses; Termination Fee Share Issuance.

a.	In accordance with Section 11.03(a)(ii) of the Transaction Agreement, following delivery to the Company by Concord of the underlying invoices and/or statement of amount due, on or as promptly as reasonably possible following the Effective Date the Company shall pay or procure the payment of $7,352,203.08 (the “Final Concord Expenses Amount”) to Concord, representing the full amount of all Concord Expenses. Concord shall use the Final Concord Expenses Amount to pay the Concord Expenses in accordance with the above-described invoices and/or statement of amount due. Following payment of the Final Concord Expenses Amount by the Company to Concord, notwithstanding anything to the contrary in the Transaction Agreement or this Termination Agreement, none of the Company, Topco or Merger Sub shall have any further obligation with respect to payment of Concord Expenses pursuant to the Transaction Agreement.

b.	In accordance with Section 11.03(c) of the Transaction Agreement, and in consideration of, among other things, the release of claims by Sponsor provided for herein, promptly following the execution of this Termination Agreement the Company shall allot and issue to Circle Internet Trust Company Limited (the “Nominee”), on behalf of Concord, an aggregate of 396,514 ordinary shares of $0.0001 each in the capital of the Company (the “Termination Shares”) (which number of shares the Parties agree is equal in value to $20,000,000, valued at the Company Equity Value), subject to due execution by Concord, and receipt by the Company, of (a) a joinder agreement, in the form attached hereto as Exhibit A, to the Fifth Amended and Restated Share Sale Agreement and the Fifth Amended and Restated Shareholders’ Voting Agreement, each relating to the Company and dated May 9, 2022, and (b) a nominee agreement, in the form attached hereto as Exhibit B. Such Termination Shares shall be credited as fully paid and shall be issued to the Nominee on behalf of Concord. The Parties agree that the issuance of the Termination Shares to the Nominee on behalf of Concord shall satisfy in full all obligations of the Company and its affiliates under Section 11.03(c) of the Transaction Agreement.

3. Communications; Filings.

a.	Each Party hereby agrees not to (i) initiate any communications with respect to the other Parties, this Termination Agreement, the Transaction Agreement or the Transactions, except as set forth in Section 3.b below, (ii) make, publish or communicate to any person or in any public or private forum or through any medium, any disparaging, damaging or demeaning statements about the other Parties or their respective affiliates, or any of their respective officers, directors, employees, or agents, or (iii) otherwise engage, directly or indirectly, in any communications with any person that may be disparaging to the other Parties and their respective affiliates that may damage the reputation or goodwill of the other Parties or their respective affiliates, or that may place the other Parties or their respective affiliates in any false or negative light. Each Party hereby represents to the other Parties that it has not engaged in any of the actions and communications described in the foregoing clauses (ii) and (iii) of this Section 3.a prior to the date hereof.

b.	The Parties shall issue a press release relating to this Termination Agreement in the form of Exhibit C hereto. Concord shall timely file a Form 8-K in the form of Exhibit D hereto. On or about December 5, 2022, Topco shall file the Rule 477 withdrawal request substantially in the form of Exhibit E hereto. Thereafter, except for disclosure or communication required by applicable Law or stock exchange rule or in response to any request by any Governmental Authority, no Party shall issue any press release with respect to the other Parties, the Transactions and/or this Termination Agreement without the prior written consent of such other Parties; provided that, prior to any disclosure or communication required by applicable Law or stock exchange rule or in response to a request by a Governmental Authority, Concord, on the one hand, and the Company, Topco and Merger Sub, on the other hand shall (i) use their reasonable best efforts to consult with each other before making any such disclosure, communication or response and (ii) to the fullest extent permitted by applicable Law, first allow the other to review such disclosure, communication or response and the opportunity to comment thereon, and shall consider such comments in good faith.

4. Mutual Release. Effective from and after the Effective Date, each of Concord and Sponsor, on the one hand, and the Company, Topco and Merger Sub, on the other hand, acknowledge and agree, in each case on behalf of itself and each of its respective Affiliates, Subsidiaries, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives, successors, predecessors or assigns (each, a “Releasing Party”), that:

a.	Releasing Party (i) has no Claims (as defined below), (ii) has not transferred or assigned, or purported to transfer or assign, any Claims, and (iii) will not transfer or assign, or purport to transfer or assign, any Claims, in each case, against the Company, Topco or Merger Sub, on the one hand, or Concord or Sponsor, on the other hand, or any of their respective Affiliates, Subsidiaries, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives, successors, predecessors or assigns (collectively, the “Released Parties”);

b.	Releasing Party hereby unconditionally, irrevocably and forever releases, acquits and discharges the Released Parties from, and covenants not to sue any Released Parties for, any and all present, past, or future claims, demands, allegations, assertions, complaints, controversies, charges, duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages (whether compensatory, punitive, or otherwise), costs, losses, debts, expenses (including attorneys’ fees and costs incurred) of any nature, or other obligation of any type or nature whatsoever, whether at law or in equity, known or unknown, asserted or not asserted, foreseen or unforeseen, direct or derivative, vested or contingent, under the laws of any jurisdiction including, but not limited to, federal and state statutes and constitutions, and common law under the law of the United States or any other place whose law might apply, including, notwithstanding anything to the contrary contained in the Transaction Agreement (together with the other documents and transactions contemplated thereby referred to collectively herein as “Transaction Documents”), liabilities relating to fraud or willful material breach in connection with or arising from the Transaction Agreement, the Transaction Documents or the Transactions, including but not limited to their negotiation, execution, performance or nonperformance (collectively, “Claims”); provided, however, that this Section 4.b shall not apply to Claims with respect to the payments and issuances set forth in Section 2;

c.	Each Party acknowledges and understands that there is a risk that subsequent to the execution of this Termination Agreement, each Party may discover, incur or suffer Claims that were unknown or unanticipated at the time of the execution of this Termination Agreement, and which, if known on the date of the execution of this Termination Agreement, might have materially affected such Party’s decision to enter into and execute this Termination Agreement. Each Party further agrees that by reason of the releases contained herein, each Party is assuming the risk of such unknown Claims and agrees that this Termination Agreement applies thereto.

5. Waiver of Claims under California Civil Code. Effective from and after the Effective Date, the Releasing Parties expressly waive, and each Releasing Party shall be deemed to have expressly waived the provisions, rights, and benefits of California Civil Code §1542, which provides as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” The Releasing Parties further expressly waive any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code §1542.

6. Miscellaneous. Section 9.03(b) (Confidentiality) and Article XII (General Provisions) (other than Section 12.02 Nonsurvival of Representations, Warranties and Covenants) of the Transaction Agreement are hereby incorporated by reference as if fully set forth herein and will apply mutatis mutandis to this Termination Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

CONCORD ACQUISITION CORP

By:	/s/ Jeff Tuder
Name:	Jeff Tuder
Title:	Chief Executive Officer

CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY

By:	/s/ Jeremy Allaire
Name:	Jeremy Allaire
Title:	Chief Executive Officer

TOPCO (IRELAND) MERGER SUB, INC.

By:	/s/ Jeremy Allaire
Name:	Jeremy Allaire
Title:	President

CIRCLE INTERNET FINANCIAL LIMITED

By:	/s/ Jeremy Allaire
Name:	Jeremy Allaire
Title:	Chief Executive Officer

CONCORD SPONSOR GROUP LLC

By	/s/ Jeff Tuder
Name:	Jeff Tuder
Title:	Manager

CA CO-INVESTMENT LLC

By	/s/ Owen S. Littman
Name:	Owen S. Littman
Title:

[Signature Page to Termination Agreement]

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